$28,811.97	August 25, 2005

Secured Promissory Note

For value received, Instacare Corp. (“Payor”) hereby promises to pay to Mercator Momentum Fund, LP (“Payee”) or order, at 555 South Flower Street, Suite 4200, Los Angeles, California 90071, or at such other place as the Payee may, from time to time, designate in writing, the principal amount of Twenty-Eight Thousand Eight Hundred Eleven Dollars and 97/100 ($28,811.97) or such other greater or lesser amount as may be outstanding, together with interest at the rate of nine and one-half percent (9.5%) per annum on the unpaid outstanding principal.

1.          A principal payment in the amount of Three Thousand Three Hundred Dollars ($3,300) shall be due and payable on or before September 1, 2005. The balance of the outstanding principal and accrued interest shall be due and payable in full on August 25, 2006. This note may be prepaid in whole or in part at any time, without penalty. Any pre-payment shall be applied first to accrued interest and the balance to the reduction of principal. Interest shall be calculated based upon a 360 day year. Notwithstanding the foregoing, in the event that prior to the Maturity Date, Payor receives debt or equity in the aggregate amount of $1,000,000 or more during any six month period, then the entire principal balance plus any accrued but unpaid interest shall become immediately due and payable in full.

2.             As security for the due performance and payment of Payor's obligations under this Note, Payor has entered into a Security Agreement of even date herewith with Payee ("Security Agreement") whereby Payor has granted to Payee a security interest in any and all of the assets, properties, goods, inventory, equipment, furniture, fixtures, leases, supplies, records, money, documents, instruments, chattel paper, accounts, intellectual property rights (including but not limited to, copyrights, moral rights, patents, patent applications, trademarks, service marks, trade names, trade secrets) and other general intangibles, whether owned by Payor on the date of this Note or hereafter acquired, and all proceeds thereof.

3.             Payor will be deemed to be in default under this Note and the outstanding unpaid principal balance of this Note, together with all interest accrued thereon, will immediately become due and payable in full, without the need for any further action on the part of Payee, upon the occurrence of any of the following events (each an "EVENT OF DEFAULT"): (a) upon the filing by or against Payor of any voluntary or involuntary petition in bankruptcy or any petition for relief under the federal bankruptcy code or any other state or federal law for the relief of debtors: provided, however, with respect to an involuntary petition in bankruptcy, such petition has not been dismissed within thirty (30) days after the filing of such petition; (b) upon the execution by Payor of an assignment for the benefit of creditors or the appointment of a receiver, custodian, trustee or similar party to take possession of Payor's assets or property; or (c) upon and material breach,

INCA Secured Promissory Note – Mercator Momentum Fund, LP

default or violation by Payor of any term, condition, obligation, representation or covenant of any agreement between Payor and Payee including the Security Agreement.

4.             This Promissory Note shall be governed by the laws of the State of California. In the event of default in the payment of any sums due hereunder, Payee shall be entitled to reimbursement from Payor for all costs of collections, including reasonable attorney’s fees and costs. In the event of default in the payment of any sums due hereunder, to the extent permitted by law, Payee shall have the right to offset sums due hereunder against any other sums which may be owed by Payee to Payor. Payee hereby waives presentment, protest and demand, notice of protest, demand, nonpayment or dishonor.

Instacare Corp.

By: /s/ Keith Berman

Name: Keith Berman

Title: CEO

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INCA Secured Promissory Note – Mercator Momentum Fund, LP